SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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NEW CENTURY ENERGY CORP.
(Name of Registrant As Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on October 2, 2007

To the stockholders of New Century Energy Corp.:

Notice is hereby given of an annual meeting of stockholders of New Century Energy Corp. (the "Company") to be held on October 2, 2007 at 10:30 A.M. C.S.T. at the Company's office at 5851 San Felipe, Suite 775, Houston, Texas 77057, for the following purposes:

1.	To elect one Director. The re-election of Edward R. DeStefano as a Director of the Company.

2.	To ratify the Company's 2007 Stock Incentive Plan.

3.
To approve the cancellation of the Company’s previously adopted 2000 Stock Incentive Plan, 2002 Stock Incentive Plan and 2004 Stock Incentive Plan, without affecting the validity of any securities which may have been issued pursuant to such prior plans.

4.	To ratify the appointment of PMB Helin Donovan, LLP. as the Company’s independent auditors for fiscal years 2006 and 2007.

5.	To transact such other business as may properly come before the annual meeting.

Common stockholders of record on the close of business on ___________, 2007 are entitled to notice of the meeting. All stockholders are cordially invited to attend the meeting in person.

A copy of our 2006 Annual Report on Form 10-KSB is enclosed with this Information Statement.

By Order of the Board of Directors,

/s/ Edward R. DeStefano
Edward R. DeStefano
Director

____________, 2007

INFORMATION STATEMENT
_________, 2007

This Information Statement is furnished by the Board of Directors of New Century Energy Corp. (the "Company") to provide notice of an annual meeting of stockholders of the Company which will be held on October 2, 2007 at 10:30 A.M. CST at the Company's office at 5851 San Felipe, Suite 775, Houston, Texas 77057 (the “Meeting”).

The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on __________, 2007 (the "Record Date"). This Information Statement will be first mailed on or about __________, 2007 to stockholders of record at the close of business on the Record Date. As of the Record Date, there were _____________ shares outstanding of the Company's common stock and no shares of the Company's preferred stock. The holders of all outstanding shares of common stock are entitled to one (1) vote per share of common stock registered in their names on the books of the Company at the close of business on the Record Date.

The presence at the annual meeting of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum. The Board of Directors is not aware of any matters that are expected to come before the annual meeting other than the matters referred to in this Information Statement.

The matters scheduled to come before the annual meeting require the approval of a majority of the votes cast at the annual meeting. Mr. Edward R. DeStefano (the "Majority Shareholder") beneficially owns 37,540,300 shares or ____% of our common stock and will therefore be able to approve the matters presented in this Information Statement. The Company is not soliciting your vote as the Majority Shareholder already has the vote in hand.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

PROPOSAL 1

ELECTION OF ONE DIRECTOR

WHAT IS THE MAJORITY SHAREHOLDER APPROVING?

One director is to be re-elected to serve until the next annual meeting of the shareholders and until his successor is elected. The Board of Directors has nominated Edward R. DeStefano to be re-elected to the Board of Directors (the "Nominee"). Mr. DeStefano is currently serving as a Director, Chief Executive Officer ("CEO"), President, Treasurer and Secretary of the Company pursuant to an Employment Agreement with the Company.

The Board of Directors has no reason to believe that the Nominee will be unable to serve or decline to serve as a director. Any vacancy occurring between shareholders' meetings, including vacancies resulting from an increase in the number of Directors may be filled by the Board of Directors. A director elected to fill a vacancy shall hold office until the next annual shareholders' meeting.

The following biographical information is furnished with respect to the Nominee. The information includes the individual's present position with the Company, period served as a director, and other business experience during at least the past five years.

EDWARD R. DESTEFANO
Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and Director

Edward R. DeStefano, age 54, has served as our Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and Director since November 2, 2004. Mr. DeStefano has served as the Chief Executive Officer of Century Resources, Inc. since June 1985, which company became our wholly owned subsidiary in connection with our entry into an Agreement and Plan of Reorganization on September 30, 2004. From June 1981 to June 1985, Mr. DeStefano served as the Director of Operations of Aracca Petroleum Corporation. From January 1976 to June 1981, Mr. DeStefano was employed as an exploration associate with Gulf Oil Corporation. Mr. DeStefano obtained a Bachelors of Science degree from Ithaca College in 1975. He completed additional course work in Energy Economics at the University of Houston in 1980. Mr. DeStefano is a member of the Houston Geological Society, North Texas Oil and Gas Association, Society of Petroleum Engineers, and the American Association of Petroleum Geologists.

EMPLOYMENT AGREEMENT

Mr. DeStefano serves as our Chief Executive Officer and President under a three year Executive Employment Agreement effective from September 1, 2005 to August 31, 2008, which was amended, effective June 1, 2006, and which is renewable for successive one (1) year terms upon its expiration. Under the Executive Employment Agreement, Mr. DeStefano shall receive a different "Yearly Salary" depending on the year which Mr. DeStefano is employed, including:

(i) a Yearly Salary of $200,000 for the year ended December 31, 2005, of which he was paid the pro rata amount of approximately $66,667 for the four month period beginning on September 1, 2005 and ending on December 31, 2005;

(ii) a Yearly Salary of $225,000 for the five month period beginning on January 1, 2006 and ending on May 31, 2006 of which approximately $93,750 was paid to Mr. DeStefano during such five month period (which period represents the Yearly Salary Mr. DeStefano was to earn under the original Executive Employment Agreement, from January 1, 2006 until the June 1, 2006, the date the Amended Executive Employment Agreement took effect (the "Executive Employment Agreement");
(iii) a Yearly Salary of $325,000 for the seven month period beginning on June 1, 2006, and ending on December 31, 2006, of which approximately $189,583 was paid to Mr. DeStefano during such seven month period; and

(vi) a Yearly Salary of $350,000 for the twelve month period beginning January 1, 2007 and ending December 31, 2007, as well as for the twelve month period beginning on January 1, 2008 and ending on December 31, 2008.

In addition to Mr. DeStefano's Yearly Salary under the Executive Employment Agreement, he may be granted bonus payments of cash or shares of our common stock from time to time at the discretion of our Board of Directors; he shall be reimbursed for business expenses incurred in connection with his employment; he shall be allotted a car allowance of $750.00 per month to be spent on obtaining and maintaining transportation; he shall be entitled to fourteen (14) days of paid time off (PTO) per year which shall roll-over into the next year if unused; and he shall be entitled to participate in any stock option plan of the Company which may be approved in the future by the Board of Directors.

Under the Executive Employment Agreement, we agreed to indemnify and hold harmless Mr. DeStefano, his nominees and/or assigns against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation that is in any way related to his employment with us (whether or not in connection with any action in which he is a party). Such indemnification does not apply to acts performed by Mr. DeStefano, which are criminal in nature or a violation of law. We also agreed that he shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to us, for, or in connection with, the engagement of Mr. DeStefano under the Executive Employment Agreement, except to the extent that any such liability resulted primarily and directly from his gross negligence and willful misconduct.

The Executive Employment Agreement shall terminate:

(a)
in the event Mr. DeStefano suffers an injury, illness, or incapacity of such character as to prevent him from performing his duties without reasonable accommodation for a period of more than thirty (30) consecutive days upon us giving at least thirty (30) days written notice of termination to him;

(b)	upon Mr. DeStefano's death;

(c)
at any time because of, (i) the conviction of Mr. DeStefano of an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (ii) his gross negligence in the performance of his duties under the Employment Agreement;

(d)
Mr. DeStefano may terminate his employment for "good reason" by giving us ten (10) days written notice if: (i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with us, or a change in his reporting responsibilities or titles; (ii) his compensation is reduced; or (iii) we do not pay any material amount of compensation due under the Employment Agreement and then fail either to pay such amount within the ten (10) day notice period required for termination or to contest in good faith such notice; or

(e)	at any time without cause.

In the event of the termination of Mr. DeStefano's employment pursuant to (a), above, he will be entitled to a one time lump sum payment equal to 50% of the full Yearly Salary then in effect in addition to all payments of salary earned through the date of termination, which shall be immediately due and payable (plus life insurance or disability benefits).

In the event of the termination of Mr. DeStefano's employment pursuant to (b) or (c) above, he will be entitled only to the compensation earned by him as of the date of such termination (plus life insurance or disability benefits).

In the event of Mr. DeStefano's termination pursuant to (d) or (e) above, he will be entitled to receive as severance pay, a one time lump sum payment equal to 150% of the full Yearly Salary then in effect, in addition to all payments of salary earned through the date of such termination, which shall be immediately due and payable; provided however, that any severance payment is contingent upon the execution by Mr. DeStefano of a Settlement Agreement and Mutual Release releasing us from any and all obligations under the Executive Employment Agreement.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a class of our equity securities which are registered under the Exchange Act to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of such registered securities. Such executive officers, directors and greater than 10% beneficial owners are required by Commission regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

To our knowledge, based solely on a review of the copies of such reports furnished to us and on representations that no other reports were required, we are of the opinion that William Mason failed to make a Form 4 filing and a Schedule 13d filing in connection with his ownership of 5,000 shares of our Series A Convertible Preferred Stock, which were converted into 1,100,000 shares of our common stock in December 2005. Based on stockholder filings with the SEC, Edward R. DeStefano and Laurus Master Fund, Ltd. (through Promethean Industries, Inc.) are currently subject to Section 16(a) filing requirements.

ATTENDANCE OF THE BOARD OF DIRECTORS

During the year ended December 31, 2006, the Board of Directors did not hold a meeting in person. All of the Directors of the Board of Directors executed approximately eight (8) Consents to Action Without a Meeting of Board of Directors. We have no standing audit, nominating, compensation committee, or any other committees of the Board of Directors and therefore there were no committee meetings.

EXECUTIVE COMPENSATION

			Other(1)
			Annual
Name & Principal			Compen-	Options		Total
Position	Year	Salary ($)	sation($)	SARs	Bonus($)	Compensation ($)
Edward R. DeStefano	2006(2)	283,333	9,750	--	26,667	$319,750
CEO, President, CFO,	2005(3)	207,957	3,000	--	14,587	$225,544
Treasurer and	2004	76,340	--	--	--	$76,340
Secretary (4)

William F. Mason(5)	2004	--	--	--	--	--
CEO and President

* Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. Other than the individuals listed above, we have no other executive employees who have received more than $100,000 in compensation, including bonuses and options, during each of the last three (3) fiscal years.

(1) No Executive Officer received any LTIP payouts, non-equity incentive plan compensation, non-qualified deferred compensation earnings, or restricted stock awards during the years ended 2004, 2005, or 2006, and no salaries are being accrued. since September 1, 2005, in connection with Mr. DeStefano's Employment Agreement, beginning September 2005, he has been receiving approximately $750 per month as a car allowance, which amount represents the $9,750 of other annual compensation in 2006 and $3,000 in 2005.

(2) Mr. DeStefano earned $283,333 for the fiscal year ended December 31, 2006 which included $93,750 earned from January 1, 2006 to May 31, 2006, which was paid under the terms of his Executive Employment Agreement; and $189,583 which he was paid during the remainder of 2006 (June 1, 2006 through December 31, 2006) pursuant to his Amended Executive Employment Agreement (see footnote 4 below). Additionally, Mr. DeStefano received $26,667 in bonuses for his performance in regards to completing the Company’s 2006 oil and gas acquisitions.

(3) Mr. DeStefano earned $207,957 for the fiscal year ended December 31, 2005 which included $141,290 earned by Mr. DeStefano from January 1, 2005 to August 31, 2005 and $66,667 which he was paid pursuant to his Executive Employment Agreement (see footnote 4 below), from September 1, 2005, through December 31, 2005. Additionally, Mr. DeStefano received $14,587 in bonus for his performance in regards to completing the "Development Plan for the Prado Field" with Strong Petroleum and for his efforts in completing the Company’s acquisitions in the Lindholm-Hanson Gas Unit.

(4) Mr. DeStefano is employed under a three year Amended Executive Employment Agreement with us which expires on December 31, 2008, and is described in greater detail above.

(5) William F. Mason served as our Chief Executive Officer and President from October 19, 2001 to November 2, 2004, at which time he resigned and Mr. DeStefano was appointed Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Director Compensation

Edward R. DeStefano, our sole officer and Director, does not receive any separate consideration from the Company other than the compensation he is paid as the Company’s sole executive officer, for his service on the Board of Directors. However; the Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors, consisting solely of Edward R. DeStefano, determines the compensation provided to our sole executive officer, Mr. DeStefano, and/or any other executive officers we may hire in the future in its sole determination. Our executive compensation program is designed to attract and retain talented executives (such as Mr. DeStefano), to meet our short-term and long-term business objectives. In doing so, we attempt to align our executive’s interests with the interests of our shareholders by providing an adequate compensation package to such executive. This compensation package includes a base salary, which we believe is competitive with other companies of our relative size. Additionally, our Board of Directors reserves the right to award incentive bonuses which are linked to our performance, as well as to individual executive officer’s performance in the future. This package may also include long-term, stock based compensation to Mr. DeStefano and/or any additional executives we may hire in the future, which are intended to align the performance of our executives with our long-term business strategies.

Base Salary

The base salary of Mr. DeStefano, our Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer, was established by our entry into an Amended Employment Agreement with Mr. DeStefano, effective June 1, 2006, described in greater detail above, Mr. DeStefano’s salary was established by evaluating the range of responsibilities of his positions, as well as the anticipated impact that Mr. DeStefano could have in meeting our strategic objectives. Mr. DeStefano’s base salary and/or the base salaries of any additional executive officers we may hire in the future will be adjusted to reflect the varying levels of position responsibilities and individual executive performance.

Incentive Bonus

Along with Mr. DeStefano’s base salary, the Board of Directors reserves the right to grant incentive bonuses to Mr. DeStefano, which bonuses the Board of Directors may grant in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of Mr. DeStefano in the sole discretion of the Board of Directors.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award executives with long-term, stock based compensation in the future, in the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

Criteria for Compensation Levels

The Company has always sought to attract and retain qualified executives and employees able to positively contribute to the success of the Company for the benefit of its various stakeholders, the most important of which is its shareholders, but also including its customers, its employees, and the communities in which the Company operates.

The Board of Directors (in establishing compensation levels for Mr. DeStefano) and the Company (in establishing compensation levels for all employees of the Company) consider many factors, including, but not limited to, the individual’s abilities and executed performance that results in: the advancement of corporate goals of the Company, execution of the Company’s business strategies, contributions to positive financial results, contributions to the Company’s overall image and reputation in the Company’s industry, and contributions to the development of the management team and other employees. An employee must demonstrate his or her ability to deliver results in his or her areas of responsibility, which can include, among other things: business development, efficient management of operations and systems, implementation of appropriate changes and improvements to operations and systems, personnel management, financial management, and strategic decision making. In determining compensation levels, the Board of Directors also considers competitiveness of compensation packages relative to other comparable companies, both inside and outside of the oil and gas exploration industries, and the experience level of each particular individual.

Compensation levels for executives and employees are generally reviewed upon the expiration of such executive’s employment and/or consulting agreements (if any), and/or annually, but may be reviewed more often as deemed appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides the names and addresses of each person known to own directly or beneficially more than 5% of our outstanding common stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of ___________, 2007, the Record Date, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Name and Address of
Beneficial Owner	Shares	Percent(1)

Edward R. DeStefano*	37,540,300	_____%
5851 San Felipe, Suite 775
Houston, Texas, 77057

Laurus Master Fund, Ltd.(2)(4)	3,675,000(3)	_____%
P.O. Box 309
GT Ugland House
George Town
South Church Street
Grand Cayman,
Cayman Islands
All of the officers and	37,540,300	____%
directors as a group (1 person)

* Mr. DeStefano received 37,500,000 shares of our restricted common stock in December 2004, pursuant to a share exchange, whereby he exchanged 100% of the outstanding shares of Century, for 37,500,000 shares of our common stock. He purchased 14,350 shares of common stock during the fourth quarter of 2006 and the first quarter of 2007, and 25,950 shares of common stock during the second and third quarters of 2007, in market transactions at the then value of our common stock.

(1) Using ___________ shares of common stock issued and outstanding as of ________, 2007.

(2) The beneficial owner of Laurus Master Fund, Ltd. (“Laurus”) is Laurus Capital Management, LLC, a Delaware limited liability company, who manages Laurus Master Fund, Ltd. Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC.

(3) Laurus (through its ownership of Promethean Industries, Inc., see Note (4) below) currently holds 3,675,000 shares of our common stock and has contractually agreed not to hold more than 9.99% of our issued and outstanding common stock, unless an event of default occurs under Laurus’ Secured Convertible Term Note, as amended (the “Convertible Note”), or upon providing 75 days prior notice to us. If an event of default occurs or upon 75 days prior notice to us, subject to Laurus' pledge under the Option granted to Laurus in December 2005, as amended (the “December Option”), not to exercise any part of the December Option, until (a) the payment in full of all obligations of the Company to Laurus under the Convertible Note and (b) the exercise of the Warrant granted to Laurus in June 2005 (the “Warrant”), unless an event of default occurs and is continuing, Laurus is able to hold an aggregate of 46,735,789 shares of our common stock assuming full conversion of the Convertible Note, and exercise of the Warrant, Option granted to Laurus in June 2005 (the “Option”) and December Option. The shares of common stock issuable in connection with the conversion of the Note, the exercise of the Warrant and exercise of the Option and the December Option represent an aggregate of 43,060,789 shares, including 24,193,548 shares representing the full conversion of the Convertible Note, 7,258,065 shares representing full exercise of the Warrant, 6,547,784 shares representing the remaining amount of the Option, and 5,061,392 shares representing full exercise of the December Option (which is subject to the limitation above, and not including any shares of our common stock for conversion of interest on the Convertible Note, or any changes in the Fixed Conversion Price of the Convertible Note (as defined therein), plus the 3,675,000 shares of common stock which Laurus already holds. Assuming full conversion of the Convertible Note and exercise of the Warrant, Option and December Option upon an event of default or upon 75 days prior notice to us (subject to the limitation of exercise of the December Option, described above), Laurus could hold 46,735,789 shares of our common stock, which would represent approximately 45.5% of our then outstanding common stock (assuming the issuance of no additional shares of common stock other than in connection with the conversion of the Convertible Note, Warrant and Option).

(4) In June 2006, Laurus provided us notice of their transfer of their rights underlying the Warrant, Option, December Option and Gulf Coast Warrant to an entity controlled by Laurus, Promethean Industries, Inc. ("Promethean"). For the purposes of the table above, all references to Laurus include the ownership of Promethean.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Throughout 2004, $169,123 was repaid to our Chief Executive Officer and Director, Edward R. DeStefano, in consideration of monies he loaned to us.

In October 2004, we loaned $5,000 which was non-interest bearing to Century Assets Corporation, a company owned solely by our Chief Executive Officer and Director, Edward R. DeStefano which is not affiliated with us. The $5,000 was repaid to us in the second quarter of 2005.

In December 2004, we issued 37,500,000 shares of restricted common stock to our Chief Executive Officer and Director, Edward R. DeStefano, pursuant to the Exchange.

On March 7, 2005, we entered into an amended agreement with Aquatic Cellulose International Corporation (“Aquatic”) under the original Aquatic Agreement, our Chief Executive Officer and Director, Edward R. DeStefano, was to receive 15% of Aquatic's outstanding common stock. Under the Amendment, that percentage was changed to 7.5%, and Mr. DeStefano transferred his right to the 7.5% of Aquatic's common stock to us, which shares the Company never received as it agreed to forego the receipt of such shares in connection with the acquisition of a working interest from Aquatic.

Throughout 2005, $10,000 was repaid to our Chief Executive Officer and Director, Edward R. DeStefano, in consideration of monies he loaned us.

Effective September 1, 2005, we entered into an Executive Employment Agreement with our Chief Executive Officer and President, Edward R. DeStefano, whereby Mr. DeStefano agreed to serve as our Chief Executive and President for a period of three years, until August 31, 2008 under the Executive Employment Agreement.

In 2005, we granted our Chief Executive Officer, Edward R. DeStefano $14,587 in bonus consideration for his performance in regards to completing the "Development Plan for the Prado Field" with Strong Petroleum and for his efforts in completing the Lindholm-Hanson Gas Unit acquisitions.

Effective June 1, 2006, we entered into an Amended Executive Employment Agreement with our Chief Executive Officer and President, Edward R. DeStefano, which amended the terms of the Executive Employment Agreement entered into with Mr. DeStefano which was originally effective September 1, 2005.

In 2006, we paid Mr. DeStefano a bonus in the amount of $26,667 in consideration for his help and guidance in connection with Gulf Coast Oil Corporation’s (our wholly owned subsidiaries) acquisition of certain undivided interests in producing properties as well as undeveloped oil and gas mineral leases totaling 9,167 acres and other related assets and contracts in McMullen County, Texas, as well as his guidance in connection with the development and expansion of our operations and assets over the course of the year ended December 31, 2006.

WHAT VOTE IS REQUIRED FOR ELECTION?

The vote of a majority of the Company's shares eligible to vote at the Company's annual meeting of shareholders is required for the re-election of Mr. Edward R. DeStefano to our Board of Directors. Since our Majority Shareholder can vote a majority of our outstanding shares, our Majority Shareholder will approve the re-election. Therefore, no further shareholder approval is sought.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDER’S VOTE FOR THE ELECTION OF THE NOMINEE NAMED ABOVE TO THE BOARD OF DIRECTORS.

PROPOSAL 2
RATIFICATION OF THE COMPANY'S
2007 STOCK INCENTIVE PLAN

WHAT IS THE MAJORITY SHAREHOLDER RATIFYING?

On ________, 2007, the Company's Board of Directors adopted, subject to the approval of our Majority Shareholder, the Company's 2007 Stock Incentive Plan (the "Plan") in a form substantially similar to the attached Appendix A. At the annual meeting, our Majority Shareholder will ratify the adoption of the Plan.

The following is a summary of the material features of the Plan:

WHAT IS THE PURPOSE OF THE PLAN?

The Plan is intended to secure for the Company the benefits arising from ownership of the Company's common stock by the employees, officers, Directors and consultants of the Company, all of whom are and will be responsible for the Company's future growth. The Plan is designed to help attract and retain for the Company, personnel of superior ability for positions of exceptional responsibility, to reward employees, officers, Directors and consultants for their services to the Company and to motivate such individuals through added incentives to further contribute to the success of the Company.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

The Plan will provide an opportunity for any employee, officer, Director or consultant of the Company, except for instances where services are in connection with the offer or sale of securities in a capital-raising transaction, or they directly or indirectly promote or maintain a market for the Company's securities, subject to any other limitations provided by federal or state securities laws, to receive (i) incentive stock options (to eligible employees only); (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) shares in performance of services; or (vi) any combination of the foregoing. In making such determinations, the Board of Directors may take into account the nature of the services rendered by such person, his or her present and potential contribution to the Company's success, and such other factors as the Board of Directors in its discretion shall deem relevant.

WHO WILL ADMINISTER THE PLAN?

The Plan shall be administered by the Board of Directors of the Company. The Board shall have the exclusive right to interpret and construe the Plan, to select the eligible persons who shall receive an award, and to act in all matters pertaining to the grant of an award and the determination and interpretation of the provisions of the related award agreement, including, without limitation, the determination of the number of shares subject to stock options and the option period(s) and option price(s) thereof, the number of shares of restricted stock or shares subject to stock awards or performance shares subject to an award, the vesting periods (if any) and the form, terms, conditions and duration of each award, and any amendment thereof consistent with the provisions of the Plan.

HOW MUCH COMMON STOCK IS SUBJECT TO THE PLAN?

Subject to adjustment in connection with the payment of a stock dividend, a stock split or subdivision or combination of the shares of Common Stock, or a reorganization or reclassification of the Company's common stock, the maximum aggregate number of shares of common stock which may be issued pursuant to awards under the Plan is Ten Million (10,000,000) shares. Such shares of Common Stock shall be made available from the authorized and unissued shares of the Company.

WHAT IS THE EXERCISE PRICE AND EXPIRATION DATE OF OPTIONS AND AWARDS UNDER THE PLAN?

The Board of Directors, in its sole discretion, shall determine the exercise price of any Options granted under the Plan which exercise price shall be set forth in the agreement evidencing the Option, provided however that a no time shall the exercise price be less than the $0.001 par value per share of the Company's common stock. Additionally, the Board of Directors has the sole discretion over the authorization of any stock awards.

WHAT EQUITABLE ADJUSTMENTS WILL BE MADE IN THE EVENT OF CERTAIN CORPORATE TRANSACTIONS?

Upon the occurrence of:

(i) the adoption of a plan of merger or consolidation of the Company with any other corporation or association as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation;

(ii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all of the assets of the Company; or

(iii) in the absence of a prior expression of approval by the Board of Directors, the acquisition of more than 20% of the Company's voting capital stock by any person within the meaning of Rule 13d-3 under the Securities Act of 1933, as amended (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company);

and unless otherwise provided in the award agreement with respect to a particular award, all outstanding stock options shall become immediately exercisable in full, subject to any appropriate adjustments, and shall remain exercisable for the remaining option period, regardless of any provision in the related award agreement limiting the ability to exercise such stock option or any portion thereof for any length of time. All outstanding performance shares with respect to which the applicable performance period has not been completed shall be paid out as soon as practicable; and all outstanding shares of restricted stock with respect to which the restrictions have not lapsed shall be deemed vested, and all such restrictions shall be deemed lapsed and the restriction period ended.

Additionally, after the merger of one or more corporations into the Company, any merger of the Company into another corporation, any consolidation of the Company and one or more corporations, or any other corporate reorganization of any form involving the Company as a party thereto and involving any exchange, conversion, adjustment or other modification of the outstanding shares of the common stock, each participant shall, at no additional cost, be entitled, upon any exercise of such participant's stock option, to receive, in lieu of the number of shares as to which such stock option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which such participant would have been entitled to pursuant to the terms of the agreement of merger or consolidation or reorganization, if at the time of such merger or consolidation or reorganization, such participant had been a holder of record of a number of shares of common stock equal to the number of shares as to which such stock option shall then be so exercised.

WHAT HAPPENS TO OPTIONS UPON TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIPS?

The incentive stock options shall lapse and cease to be exercisable upon a the termination of service of an employee or director as defined in the Plan, or within such period following a termination of service as shall have been determined by the Board and set forth in the related award agreement; provided, further, that such period shall not exceed the period of time ending on the date three (3) months following a termination of service.

MAY THE PLAN BE MODIFIED, AMENDED OR TERMINATED?

The Board of Directors may adopt, establish, amend and rescind such rules, regulations and procedures as it may deem appropriate for the proper administration of the Plan, make all other determinations which are, in the Board's judgment, necessary or desirable for the proper administration of the Plan, amend the Plan or a stock award as provided in Article XI of the Plan, and/or terminate or suspend the Plan as provided in Article XI.

The description of the Plan is qualified in all respects by the actual provisions of the Plan, which is attached to this information statement as Appendix A.

IS THE COMPANY ASKING FOR MY PROXY?

Our Majority Shareholder will ratify the adoption of the 2007 Stock Incentive Plan covering Ten Million (10,000,000) shares of our Common Stock. Therefore, the Company is not asking for your proxy, and the Company requests that you do not send a proxy, as no further shareholder approval is either required or sought.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
RATIFYING THE COMPANY'S 2007 STOCK INCENTIVE PLAN.

PROPOSAL 3

TO APPROVE THE CANCELLATION OF THE COMPANY’S PREVIOUSLY ADOPTED 2000 STOCK INCENTIVE PLAN, 2002 STOCK INCENTIVE PLAN AND 2004 STOCK INCENTIVE PLAN, WITHOUT AFFECTING THE VALIDITY OF ANY SECURITIES WHICH MAY HAVE BEEN ISSUED PURSUANT TO SUCH PRIOR PLANS.

WHAT IS THE MAJORITY SHAREHOLDER APPROVING?

At the Meeting, the Majority Shareholder will approve the cancellation of the Company’s previously adopted 2000 Stock Incentive Plan, 2002 Stock Incentive Plan and 2004 Stock Incentive Plan (the “Prior Plans,” as described below), without affecting the validity of any securities which may have been issued pursuant to such Prior Plans.

The 2000 Stock Incentive Plan:

The Board of Directors unanimously adopted the 2000 Equity Incentive Plan (the "2000 Stock Incentive Plan") on October 2, 2000.  The 2000 Stock Incentive Plan was later approved by the Company’s majority shareholders at an annual meeting of shareholders held on December 15, 2000. The 2000 Stock Incentive Plan provided for grants of stock options, restricted stock awards and stock bonus awards. The total number of shares for which grants could have been made pursuant to the 2000 Stock Incentive Plan was 30,000 shares.

The purpose of the 2000 Stock Incentive Plan was to provide incentives to attract, retain and motivate eligible persons whose present or potential contributions are important to the success of the Company.  The Company has issued various securities pursuant to its 2000 Stock Incentive Plan to date, the validity of which issuances will not be affected by the cancellation of such 2000 Stock Incentive Plan.

The 2002 Stock Incentive Plan:

On October 1, 2002, the Board of Directors authorized an Employee Stock Purchase Plan (the “2002 Stock Incentive Plan”). Under the 2002 Stock Incentive Plan, the Company was able to issue up to an aggregate of 30,000 shares of common stock to employees at 85% of the lower of the fair market value of the common stock on the date of grant, except for 10% shareholders who may exercise options at no less than 110% of the fair market value of the shares on the date of grant. To the best of our knowledge the 2002 Stock Incentive Plan was never ratified by the Company’s shareholders.  The Company has issued various securities pursuant to its 2002 Stock Incentive Plan to date, the validity of which issuances will not be affected by the cancellation of such 2002 Stock Incentive Plan.

The 2004 Stock Incentive Plan:

In or around September 2004, the Board of Directors authorized a 2004 Directors, Officers And Consultants Stock Option, Stock Warrant And Stock Award Plan (the “2004 Stock Incentive Plan”).

The purpose of the 2004 Stock Incentive Plan was to maintain the ability of the Company and its subsidiaries to attract and retain highly qualified and experienced directors, employees and consultants and to give such directors, employees and consultants a continued proprietary interest in the success of the Company and its subsidiaries. In addition, the 2004 Stock Incentive Plan was intended to encourage ownership of common stock of the Company by the directors, employees and consultants of the Company and its affiliates and to provide increased incentive for such persons to render services and to exert maximum effort for the success of the Company's business. The 2004 Stock Incentive Plan provided eligible employees and consultants the opportunity to participate in the enhancement of shareholder value by the grants of warrants, options, restricted common or convertible preferred stock, unrestricted common or convertible preferred stock and other awards under the 2004 Stock Incentive Plan and to have their bonuses and/or consulting fees payable in warrants, restricted common or convertible preferred stock, unrestricted common or convertible preferred stock and other awards, or any combination thereof.

The aggregate number of shares for which grants could have been made under the 2004 Stock Incentive Plan was 13,000,000.  To the best of our knowledge, the 2004 Stock Incentive Plan was never approved by the Company’s majority shareholders. The Company has issued various securities pursuant to its 2002 Stock Incentive Plan to date, the validity of which issuances will not be affected by the cancellation of such 2004 Stock Incentive Plan.

WHAT IS THE PURPOSE OF THE CANCELLATION OF THE PRIOR PLANS?

The Company no longer has any plans to issue any additional securities pursuant to the Prior Plans, but intends to only issue securities pursuant to its current 2007 Stock Incentive Plan moving forward.  Additionally, the Company no longer feels the need to reserve an amount of authorized but unissued shares of common stock available for issuance under such Prior Plans.  Finally, the Company believes that if it is no longer required to reserve an amount of authorized but unissued shares to allow for issuances pursuant to such Prior Plans, it will afford the Company greater flexibility. As such, the Company now desires to cancel the Prior Plans, without affecting the validity of any securities which may have been issued pursuant to such Prior Plans.

WHAT VOTE IS REQUIRED FOR THE CANCELLATION OF THE COMPANY’S PRIOR PLANS?

The vote of a majority of the Company's shares eligible to vote at the Company's annual meeting of shareholders is required for the cancellation of the Company’s Prior Plans. Since our Majority Shareholder can vote a majority of our outstanding shares, our Majority Shareholder will approve the cancellation of the Company’s Prior Plans. Therefore, no further shareholder approval is sought.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE CANCELLATION OF THE COMPANY’S PRIOR PLANS.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF
PMB HELIN DONOVAN, LLP, CERTIFIED PUBLIC ACCOUNTANTS
AS THE COMPANY'S INDEPENDENT AUDITORS

The Board of Directors has selected PMB Helin Donovan, LLP, Certified Public Accountants ("PMB"), as independent auditors for the Company for fiscal years 2006 and 2007 and recommends that the shareholders vote for ratification of such appointment.

The Company does not anticipate a representative from PMB to be present at the annual shareholders meeting. In the event that a representative of PMB is present at the annual meeting, the representative will have the opportunity to make a statement if he/she desires to do so and the Company will allow such representative to be available to respond to appropriate questions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

(i)	On January 22, 2007, we were informed by Helin, Donovan, Trubee & Wilkinson, LLP (“HDTW”), our independent registered public accounting firm, as follows:

(1)
HDTW had consummated a merger with Pohl, McNabola, Berg & Co., LLP (“PMB & Co”). PMB & Co. is located in San Francisco, California, and is also registered with the Public Company Accounting Oversight Board (United States). The name of the post-merger firm is PMB Helin Donovan, LLP (“PMB”).

(ii)
HDTW’s report on our consolidated financial statements as of and for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope or accounting principles.

(iii)
The report of HDTW on the Company’s financial statements for the most recent fiscal year ending December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

(1)
During the year ended December 31, 2005, and through January 22, 2007, there were no disagreements with HDTW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of HDTW, would have caused them to make reference thereto in their report on the financial statements for such year.

(2)	During the year ended December 31, 2005, and through January 22, 2007, there were been no reportable events (as defined in Regulation S-B Item 304(a)(1)(iv)(B)).

(iv)
The Company has requested that HDTW furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not HDTW agrees with the above statements. A copy of HDTW’s letter required by Item 304(a)(3) of Regulation S-B was filed as an exhibit to our Report on Form 8-K filed with the Commission on January 25, 2007.

(2)
During the Company’s two most recent fiscal years and through January 22, 2007, neither the Company, nor anyone on its behalf, consulted with PMB. regarding either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or any matter that was either a subject of disagreement (as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(iv)(B) of Regulation S-B).

Our consolidated financial statements for the year ended December 31, 2004 were audited by Malone & Bailey, PC, Certified Public Accountants (“Malone”). Effective April 11, 2005, the client auditor relationship between us and Malone ceased as the former accountant was dismissed. Effective April 11, 2005, we engaged HDTW as our principal independent public accountant for the fiscal year ended December 31, 2005. The decision to change accountants from Malone to HDTW was recommended and approved by the Company’s Board of Directors on April 11, 2005. Malone had been engaged by the Company on June 2, 2004.

During the period beginning June 2, 2004 (the date that the Company engaged Malone) up to and including the date the relationship with Malone ceased, there were no disagreements with Malone on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Malone would have caused Malone to make reference to the subject matter of the disagreement(s) in connection with its report on the Company’s financial statements. There have been no reportable events as defined in Item 304(a)(1)(iv)(B) of Regulation S-B during the interim period up to and including the date the relationship with Malone ceased.

Malone audited the balance sheet of the Company as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2004 and 2003. Malone's report on the Company's financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company authorized Malone to respond fully to any inquiries of any new auditors hired by the Company relating to their engagement as the Company's principal independent accountant. The Company has requested that Malone review the disclosure and Malone has been given an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respect in which it does not agree with the statements made by the Company herein. Such letter was filed as an exhibit to our Report on Form 8-K filed with the Commission on April 14, 2005.

The Company did not previously consult with HDTW regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv)(A) of Regulation S-B) between the Company and Malone, the Company's previous principal independent accountants, as there were no such disagreements, or an other reportable event (as defined in Item 304(a)(1)(iv)(B) of Regulation S-B) during the interim period up to an including the date the relationship with Malone ceased. Neither has the Company received any written or oral advice concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue.

AUDIT FEES

The aggregate fees billed for each of the fiscal years ended December 31, 2006 and 2005 for professional services rendered by the principal accountant for the audit of the Company's annual financial statements and the review of the financial statements included in the registrant's Form 10-QSB or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years was approximately $68,575 and $40,900, respectively.

AUDIT RELATED FEES

The aggregate audit-related fees billed during 2006 totaled $79,115, which comprised three acquisition audits and related Form 8-K filings, review of a registration statement on Form SB-2 and two amendments to the Form SB-2, and Company responses to comment letters received from the Securities and Exchange Commission.

The aggregate audit-related fees billed during 2005 totaled $64,750, which comprised two acquisition audits and related Form 8-K filings, review of a registration statement on Form SB-2, and Company responses and amendments to prior filings as a result of comment letters received from the Securities and Exchange Commission.

TAX FEES

The aggregate fees billed in each of the last two fiscal years ended December 31, 2006 and December 31, 2005, by the principal accountant for tax compliance was $11,709 and $6,250, respectively.

ALL OTHER FEES

None.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PMB HELIN DONOVAN, LLP, CERTIFIED PUBLIC ACCOUNTANTS AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEARS ENDED DECEMBER 31, 2006 AND 2007.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the annual meeting of shareholders and has not been informed that any other matters are to be presented by others.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

(a)	No officer or director of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer or director of the Company.

(b)	No director of the Company has informed the Company that he intends to oppose the action taken by the Company set forth in this information statement.

PROPOSALS BY SECURITY HOLDERS

No security holder has requested the Company to include any proposals in this information statement.

COMPANY CONTACT INFORMATION

All inquiries regarding our Company should be addressed to our Company's principal executive office:

NEW CENTURY ENERGY CORP.
5851 San Felipe, Suite 775
Houston, Texas 77057
Attention: Edward R. DeStefano, President

By Order of the Board of Directors:

/s/ Edward R. DeStefano
Edward R. DeStefano
Director

__________, 2007